Exhibit 10.15

COMMERCIAL PROMISSORY NOTE
(Equipment Loan; Purchase Money)

$1,401,558.91 USD	Date: February 27, 2020

FOR VALUE RECEIVED and WITHOUT GRACE, on the dates, and in the amounts so herein stipulated, the undersigned, 5J Oil Field Services, LLC and 5J Trucking, LLC whose address are 710 N. Post Oak Road, Suite 315, Houston, Texas 77024, together with SMG Industries, Inc. whose address is 710 N. Post Oak Road, Suite 315, Houston, Texas 77024 (hereinafter called “Maker”), promises to pay to the order of AMERISOURCE FUNDING, INC (“Lender”) at its principal office located at 7225 Langtry, Houston, Texas 77040, in coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts, the principal sum of ONE MILLION FOUR HUNDRED AND ONE THOUSAND AND FIVE HUNDRED AND FIFTY-EIGHT AND 91/100 DOLLARS ($1,401,558.91), together with accrued interest on the principal amount hereof remaining unpaid from time to time, computed from the date hereof until maturity at a per annum rate, calculated on the basis of a three hundred sixty (360) day year [except for calculation of the Maximum Rate, which will be calculated on the basis of a three hundred sixty five (365) or three hundred sixty six (366) day year, as the case may be] determined on a fixed per annum basis, equal to the lesser of (i) or (ii) as follows:

(i)       The prime rate plus five and one-quarter percent (5.250%) per annum as determined from time to time in the Wall Street Journal (currently 10.00%) (the “Applicable Rate”); or

(ii)       the Maximum Rate (as hereinafter defined),

which interest rate is further limited and controlled by the provisions of this Note hereinafter set forth. The term “Maximum Rate”, as used herein, shall mean, on any day, the highest non-usurious rate of interest (if any) permitted by applicable law on such day. For purposes of the Texas Finance Code, as it may from time to time be amended, the Maximum Rate shall be referred to in and determined under the Texas Finance Code, from time to time in effect; provided, however, that to the extent permitted by applicable law, Lender reserves the right to change, from time to time by further notice and disclosure to Maker, the ceiling on which the Maximum Rate is based under the Texas Finance Code; and, provided further, that the “highest non-usurious rate of interest permitted by applicable law” for purposes of this Note shall not be limited to the applicable rate ceiling under the Texas Finance Code if federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest. In no event shall the Applicable Rate herein exceed the Maximum Rate.

This Note is payable as follows, to-wit:

(a)       Accrued and unpaid interest on this Note shall be payable monthly, commencing one calendar month from the date hereof, and continuing thereafter on the same day of each succeeding calendar month, and ending upon the maturity of this Note, however such maturity may be brought about; and

(b)       All outstanding principal of this Note and all accrued and unpaid interest hereon shall be due and payable on or before February 27, 2023 (the “Maturity Date.

Upon execution hereof, Maker shall pay an origination fee equal to $21,962.30. Said fees shall not be construed as interest.

THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

It is especially agreed that if default shall be made in any payment due hereon, either principal or interest, or if there is a default in any of the terms, covenants or provisions set forth in that certain Security Agreement, as hereinafter defined, or any other document given to secure this Note or any Guaranty executed to support Lender’s entering into the Note or Security Agreement (collectively, the “Security Instruments”) or in any other note or obligation of Maker to Lender (including guaranty agreements), then, in any such event, at the option of Lender or any other holder hereof at any time thereafter without notice of intent to accelerate, notice of acceleration, or any other demand or notice, the unpaid principal balance of this Note and all accrued interest shall at once become due and payable. Any sum, principal or interest, payable under this Note which is not paid when due shall bear interest from the date such payment is due until paid at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the Applicable Rate plus five percent (5%) per annum. If default is made in the prompt payment of this Note when due or declared due and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then Maker agrees and promises to pay to Lender its reasonable and necessary attorney’s fees and court costs.

If Lender or its successor has not received the full amount of any installment payment at the end of the 10th day after it is due, Maker agrees to pay a late charge to Lender. The amount of the late charge will be five percent (5%) of the amount of the overdue installment payment. Maker agrees to pay the late charge promptly. The late charge will be charged only one time with respect to any late installment payment.

It is agreed that time is of the essence of this agreement. Upon the occurrence of an event of default (as such term is defined in the herein defined Security Agreement), Lender may accelerate and declare this Note immediately due and payable without notice. Any failure to exercise this option shall not constitute a waiver by Lender of the right to exercise the same at any other time.

All payments under the Security Instruments received by Lender during the existence of any event of default may be applied by Lender against the indebtedness (herein due Lender) in any manner and in such priority as Lender may specify, including without limitation, in accordance with the provisions of any of the Security Instruments.

Maker and any and all endorsers, guarantors and sureties severally waive all notices, demands for payment, presentment for payment, protest and notice of protest, notice of intent to accelerate, notice of acceleration, any other notices of any kind, the filing of suit hereon for the purpose of fixing liability and diligence in taking any action to collect amounts called for hereunder and in the handling of collateral or securities at any time existing in connection herewith, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.

In addition to any other security interests granted but Maker in the Security Instruments, Maker specifically provides, represents and warrants a first priority lien and a Purchase Money Security Interest in the Equipment described on the attached Equipment Schedule and that Maker’s grant of such lien hereunder does not constitute a fraudulent conveyance under any applicable law or contract and that Maker is the owner of all right, title, and interest in the equipment free and clear of all liens, encumbrances, and security interests.

It is further agreed that Maker grants to Lender or any other holder hereof a first lien and security interest on (and the express right of setoff against) all deposits and other sums at any time credited by or due from Lender or any other holder hereof to Maker, or any endorser, surety or guarantor hereof as collateral security for the payment of this Note, and Lender or other holder hereof, at its option, may at any time, without notice and without any liability, hold all or any part of any such deposits or other sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from Lender or any other holder hereof to or against any sums due on this Note in any manner and in any order of preference which Lender or other holder hereof, at its sole discretion, chooses.

It is the intention of the parties hereto to comply with the usury laws of the State of Texas and of the United States of America. The parties hereto do not intend to contract for, charge or receive any interest or other charge that is usurious, and by execution of this Note, Maker agrees that Lender has no such intent. This Note, the hereinafter mentioned Security Agreement and Security Instruments, and all other agreements between Maker and Lender or any other holder hereof, which are now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to Lender or any other holder hereof for the use, forbearance or detention of the money to be due hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing, or pertaining to the indebtedness evidenced hereby, exceed the Maximum Rate. If from any circumstance whatsoever fulfillment of any provisions hereof or other document, at the time performance of such provisions shall be due, shall involve transcending the valid limits prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance Lender or any other holder shall ever receive as interest or otherwise an amount which will exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness of Maker to the holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Maker. All sums paid and agreed to be paid to Lender or any other holder for use, forbearance or detention of the indebtedness of Maker shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the periods until payment in full of this Note (or any renewals, extensions and rearrangements hereof) so that the actual rate of interest on account of this indebtedness evidenced by this Note is uniform throughout the term of this Note (and all renewals, extensions and rearrangements hereof) and does not exceed the Maximum Rate. The terms and provisions of this paragraph shall control and supersede any other provisions of this Note.

Except as otherwise stated herein, all payments under this Note shall be applied first against the accrued and unpaid interest and the remainder against the principal balance hereof. All partial prepayments shall be applied toward the payment of principal installments in the inverse order of maturity. Lender’s records shall constitute prima facie evidence of the amount of funds advanced hereunder.

If at any time the Applicable Rate exceed the Maximum Rate, then interest hereon shall accrue at the Maximum Rate. If the Applicable Rate should then subsequently decrease to a level less than the Maximum Rate or if the Maximum Rate applicable to this Note should then subsequently be increased to a level which would be greater than the Applicable Rate, then, in either case, the interest hereon shall thereafter accrue at a rate equal to the applicable Maximum Rate until the aggregate amount of interest accrued through the term of this Note equals the aggregate amount of interest which would have accrued at the Applicable Rate without regard to any usury limit, at which time interest hereon shall again accrue at the Applicable Rate.

If at maturity or final payment of this Note the total amount of interest accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Applicable Rate had at all times been in effect, then Maker shall pay Lender the amount by which (i) the lesser of (a) the amount of interest which would have accrued on this Note if the Maximum Rate had at all times been in effect or (b) the amount of interest which would have accrued if the Applicable Rate had at all times been in effect, exceeds (ii) the amount of interest paid by Maker to Lender in accordance with the other provisions of this Note.

Any check, draft, money order or other instrument given in payment of all or any part hereof or on any part of the indebtedness may be accepted by the holder hereof and handled in collection in a customary manner, but same shall not constitute payment hereof or of the indebtedness or diminish any rights of Lender, except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender.

The individual signing below warrants and represents that s/he has the requisite authority to bind the entity on whose behalf s/he signs.

Without being limited thereto or thereby, this Note is secured by that certain REVOLVING ACCOUNTS RECEIVABLE ASSIGNMENT AND TERM LOAN FINANCING AND SECURITY AGREEMENT (the “Security Agreement”) executed by Maker for the benefit of Lender, covering all assets of Maker, including the Collateral more fully described in the Security Agreement.

CLIENT:

5J Oil Field Services, LLC

X /s/ Matthew Flemming
Name:	Matthew Flemming
Title:	Manager

5J Trucking, LLC

X /s/ Matthew Flemming
Name:	Matthew Flemming
Title:	Manager

SMG Industries, Inc.

X /s/ Matthew Flemming
Name:	Matthew Flemming
Title:	President

PROMISSORY NOTE

EQUIPMENT SCHEDULE

Department	Item #	Qty	Serial # / VIN	Asset #	Liens	Lender	Note Balance	Payment Amount	Total FLV	Payoff Amount as of Payoff Date
Trailers	411	1		73121	X	Citizens 398010	0	-	$-
Trailers	417	1		82320	X	Citizens 398010	0	-	$-
Trailers	430	1		55004	X	Citizens 398010	64,105	4,081	$105,000	$60,591
Trailers	399	1		64862	X	Citizens 9045139	0	0	$-
Trailers	401	1		65692	X	Citizens 9045139	-	-	$-
Trailers	402	1		65864	X	Citizens 9045139	-	-	$-
Trailers	403	1		65865	X	Citizens 9045139	265,642	8,575	$290,000	$259,651
Trailers	404	1		72614	X	Citizens 9045139	-	-	$-
Trailers	405	1		72615	X	Citizens 9045139	-	-	$-
Trailers	406	1		72616	X	Citizens 9045139	-	-	$-
Trailers	407	1		72617	X	Citizens 9045139	-	-	$-
Trailers	408	1		72689	X	Citizens 9045139	-	-	$-
Trailers	409	1		72690	X	Citizens 9045139	-	-	$-
Trailers	410	1		72832	X	Citizens 9045139	-	-	$-
Trailers	418	1		82868	X	Citizens 9045139	-	-	$-
Trailers	419	1		82871	X	Citizens 9045139	-	-	$-
Trailers	393	1		43168	X	Citizens 9134123	261,311	8,571	$230,000	$247,591
Trailers	394	1		43198	X	Citizens 9134123	-	-	$-
Trailers	412	1		73170	X	Citizens 9134123	-	-	$-
Trailers	413	1		73197	X	Citizens 9134123	-	-	$-
Trailers	420	1		83169	X	Citizens 9134123	-	-	$-
Trailers	421	1		83199	X	Citizens 9134123	-	-	$-
Cranes	447	1		A3069	X	Citizens 9206094	729,493	16,495	$575,000	$716,086
Trucks	72	1		A1967	X	Citizens Pal 9128921	220,561	6,144	$230,000	$208,589
Trucks	73	1		A1968	X	Citizens Pal 9128921	-	-	$-
							$1,541,112	$43,866	$1,430,000	$1,492,507